Exhibit 4.3

November 20, 2022

Armistice Capital Master Fund Ltd.

510 Madison Avenue

New York, NY 10022

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the offering (the “Offering”) by First Wave BioPharma, Inc. (the “Company”) of (i) shares of its common stock, par value $0.0001 per share (“Common Stock”), (ii) Pre-Funded Warrants to purchase shares of Common Stock and (iii) Common Stock Warrants to purchase shares of Common Stock (the “Common Warrants” and, collectively, the “Securities”) pursuant to that certain Securities Purchase, dated November [ ], 2022, among the Company and the purchasers signatory thereto (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

This letter confirms that, in consideration for the Holder’s purchase of $[●] million of Securities in the Offering (the “Purchase Commitment”), the Company hereby amends, effective as of the date the Company receives the Shareholder Approval (the “Shareholder Approval Date”), the warrants held by the Holder and listed on Schedule A hereto (collectively, the “Existing Warrants”), by (i) reducing the respective Exercise Price (as defined therein) of the Existing Warrants to $0.7685 per share and (ii) extending the respective Termination Date (as defined therein) of the Existing Warrants to the five and one-half year anniversary of the Shareholder Approval Date (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the Shareholder Approval Date and the satisfaction of the other terms referenced below.

The Warrant Amendment is subject to the consummation of the Offering, and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Amendment shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FIRST WAVE BIOPHARMA, INC.

By:
Name:
Title:

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title: Authorized Signatory

[Signature Page to Warrant Amendment Agreement]

Schedule A – Existing Warrants

See attached spreadsheet